Exhibit 4.3

HONEYWELL INTERNATIONAL INC.,

Issuer

DEUTSCHE BANK TRUST COMPANY AMERICAS,

Trustee

SECOND SUPPLEMENTAL INDENTURE

Dated as of March 10, 2020

to

Indenture dated as of March 1, 2007

THIS SECOND SUPPLEMENTAL INDENTURE (the “Second Supplemental Indenture”) is made this 10th day of March, 2020, between HONEYWELL INTERNATIONAL INC., a corporation duly incorporated and existing under the laws of Delaware and having its principal executive office at 300 South Tryon Street, Charlotte, North Carolina, (hereinafter called the “Company”), and DEUTSCHE BANK TRUST COMPANY AMERICAS, as Trustee (hereinafter called the “Trustee”).

RECITALS OF THE COMPANY

WHEREAS, the Company entered into an Indenture, dated as of March 1, 2007, with the Trustee as supplemented by that certain First Supplemental Indenture dated October 27, 2017 (together the “Base Indenture,” and together with this Second Supplemental Indenture, referred to herein as the “Indenture”) (all capitalized terms used in this Second Supplemental Indenture and not otherwise defined herein have the meanings assigned to such terms in the Base Indenture), for the purposes of issuing its Securities, evidencing its senior unsecured indebtedness, unlimited as to principal amount, to bear such rates of interest, to mature at such time or times, to be issued in one or more series and to have such other provisions as may be established pursuant to the Base Indenture; and

WHEREAS, Section 9.01 of the Base Indenture provides that without the consent of the Holders of the Securities of any series issued under the Base Indenture, the Company, when authorized by a resolution of its Board of Directors, and the Trustee may, in certain circumstances, enter into one or more indentures supplemental to the Base Indenture; and

WHEREAS, the Company has heretofore established and issued series of Securities pursuant to the terms of the Base Indenture; and

WHEREAS, the Company proposes to establish and issue further series of Securities pursuant to the terms of the Base Indenture (such further series of Securities being referred to herein as the “Future Senior Notes”) and desires to modify Section 11.02 of the Base Indenture prior to any establishment and issuance of any Future Senior Notes; and

WHEREAS, the entry into this Second Supplemental Indenture by the parties hereto is in all respect authorized by the provisions of the Base Indenture; and

WHEREAS, all conditions necessary to authorize the execution and delivery of this Second Supplemental Indenture and to make it a valid and binding obligation of the Company have been done or performed;

NOW, THEREFORE:

In consideration of the promises and the purchases of the Future Senior Notes by the Holders thereof, the Company and the Trustee mutually covenant and agree for the equal and proportionate benefit of the respective Holders from time to time of the Future Senior Notes as follows:

Section 1. The Base Indenture is hereby amended solely with respect to any and all Future Senior Notes by adding after the end of paragraph five of Section 11.02 of the Base Indenture in its entirety as follows:

“Any redemption may, at the Company’s discretion, be subject to one or more conditions precedent, which shall be set forth in the related notice of redemption, including, but not limited to, completion of an equity offering, other offering or financing or other transaction or event. In addition, if such redemption is subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition, and if applicable, shall state that, in the Company’s discretion, the redemption date may be delayed until such time (provided, however, that any redemption date shall not be less than 10 days and no more than 60 days after the date of the notice of redemption) as any or all such conditions shall be satisfied, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date, or by the redemption date as so delayed.

If any such condition precedent has not been satisfied, the Company shall provide written notice to the Trustee prior to the close of business one Business Day prior to the redemption date. Upon receipt of such notice, the notice of redemption shall be rescinded or delayed, and the redemption of the Notes shall be rescinded or delayed as provided in such notice. Upon receipt, the Trustee shall provide such notice to each Holder of the Notes in the same manner in which the notice of redemption was given.

Section 2. The recitals and statements in this Second Supplemental Indenture are made by the Company only and not by the Trustee, and the Trustee makes no representation as to the validity or sufficiency of this Second Supplemental Indenture (other than with respect to the due authorization, execution and delivery of this Second Supplemental Indenture by the Trustee). All of the provisions contained in the Base Indenture in respect of the rights, privileges, immunities, powers and duties of the Trustee shall be applicable in respect of the Future Senior Notes and of this Second Supplemental Indenture as fully and with like effect as if set forth herein in full.

Section 3. As supplemented hereby, the Base Indenture is in all respects ratified and confirmed, and the Base Indenture and this Second Supplemental Indenture shall be read, taken and construed as one and the same instrument.

Section 4. This Second Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 5. In the event of a conflict between the terms and conditions of the Base Indenture and the terms and conditions of this Second Supplemental Indenture, then the terms and conditions of this Second Supplemental Indenture shall prevail; provided that if and to the extent that any provision of this Second Supplemental Indenture limits, qualifies or conflicts with another provision which is required to be included herein or in the Base Indenture by the Trust Indenture Act of 1939, as amended, such required provision shall control.

Section 6. All covenants and agreements in this Second Supplemental Indenture by the Company shall bind its successors and assigns, whether so expressed or not.

Section 7. In case any provision in this Second Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired hereby.

Section 8. Nothing in this Second Supplemental Indenture, expressed or implied, shall give to any Person, other than the parties hereto and any Paying Agent and any Registrar for, and any Person authorized to authenticate and deliver on behalf of the Trustee, the Future Senior Notes and their successors under the Indenture, and the Holders of the Future Senior Notes any benefit or any legal or equitable right, remedy or claim under this Second Supplemental Indenture.

Section 9. This Second Supplemental Indenture may be simultaneously executed in several counterparts, each of which shall be deemed to be an original, and such counterparts shall together constitute but one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture dated as of March 10, 2020 to be duly executed, all as of March 10, 2020.

HONEYWELL INTERNATIONAL INC., as Company

By:	/s/ James E. Colby
Name: James E. Colby
Title: Vice President and Treasurer

[Signature Page to Second Supplemental Indenture]

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Trustee

By:	/s/ Luke Russell
Name: Luke Russell
Title: Assistant Vice President

By:	/s/ Debra A. Schwalb
Name: Debra A. Schwalb
Title: Vice President

[Signature Page to Second Supplemental Indenture]